Exhibit 99.1

Milagro Oil & Gas, Inc., Vanquish Energy, LLC and Vanquish Finance Inc. Announce Private Exchange Offer and Consent Solicitation

Houston, Texas – May 17, 2013

Milagro Oil & Gas, Inc. (“Milagro”), Vanquish Energy, LLC, a newly formed Delaware limited liability company to which Milagro will transfer substantially all of its assets in connection with the consummation of the Exchange Offer (“Vanquish”), and Vanquish Finance, Inc., a Delaware corporation (“Finance Corp.” and, together with Vanquish, the “Issuers”) announced today that they have commenced a private exchange offer (the “Exchange Offer”) to exchange any and all of Milagro’s outstanding 10.500% Senior Secured Second Lien Notes due 2016 (the “Old Notes”) issued under the Indenture dated as of May 11, 2010 (the “Indenture”) among Milagro, the guarantors party thereto and Wells Fargo Bank, N.A., as Trustee, for either (i) Class A Units (the “Class A Units”) of Vanquish and 10.500% Senior Secured Second Lien Notes due 2017 of the Issuers (the “New Notes,” and together with the Class A Units, the “New Securities”) or (ii) cash for up to a maximum of $65.0 million aggregate principal amount of the Old Notes, all on the terms and subject to the conditions as set forth in a confidential offering circular and consent solicitation statement (the “Offering Circular”). In connection with the Exchange Offer, Milagro is soliciting consents (“Consents”) from holders of the Existing Notes to certain proposed amendments to the Indenture (the “Consent Solicitation”).

The following table sets forth the material economic terms of the Exchange Offer:

			Consideration per $1,000 Principal Amount of Old Notes Tendered
Notes to be Exchanged	CUSIP No.	Outstanding Principal Amount	Prior to the Consent Date	On or After the Consent Date
10.500% Senior Secured Second Lien Notes due 2016	59870W AB8	$250,000,000	$500 principal amount of New Notes AND 500 Class A Units OR $750 in cash	$475 principal amount of New Notes AND 475 Class A Units OR $700 in cash

Eligible holders who tender their Old Notes and deliver their Consents (as defined below) by 5:00 P.M., New York City time, on May 31, 2013, unless extended by Milagro (such date and time, as the same may be extended, the “Consent Date”), will receive additional consideration as described in the table above if their Old Notes are accepted for payment.

The maximum aggregate principal amount of Old Notes that may be tendered for cash in the Exchange Offer (the “Cash Limit”) is an amount equal to the greater of (i) $40.0 million and (ii) the lesser of (a) $65.0 million and (b) $40.0 million, plus the amount by which the aggregate New Capital Investment exceeds $130.0 million multiplied by 1.33. In the event that the aggregate principal amount of Old Notes validly tendered for cash exceeds the Cash Limit, then the cash option of the Exchange Offer will be oversubscribed, and, if we accept for purchase Old Notes in the Exchange Offer, we will accept for purchase such validly tendered Old Notes for cash on a prorated basis, with the aggregate principal amount of a holder’s validly tendered Old Notes accepted for purchase for cash determined by multiplying such holder’s tender by the proration factor, and rounding the product down to the nearest $1,000 (“Proration”). The proration factor will be determined such that the aggregate prorated principal amount of Old Notes validly tendered for cash equals the Cash Limit. So long as the other terms and conditions described herein are satisfied, and subject to the Cash Limit, we intend to accept all Old Notes validly tendered (and not validly withdrawn), and Proration will only occur if the aggregate amount of Old Notes validly tendered for cash (and not validly withdrawn) exceeds the Cash Limit. In the event of Proration, eligible holders that have elected to receive cash will receive New Securities in the ratio set forth in the table above (in an amount based on whether they tender before or after the Consent Date) for the portion of their tendered Old Notes for which they will not receive cash. We do not intend to reinstate withdrawal rights if Proration occurs. Eligible holders electing to receive cash should be aware that in the event of Proration, they may receive New Securities in respect of a portion of Old Notes for which they wished to receive cash.

The New Notes will have substantially the same terms as the Old Notes, with the exception of certain modifications described in the Offering Circular. The New Notes will be fully and unconditionally guaranteed by each of Newco’s existing and future material U.S. restricted subsidiaries. The New Notes are not and will not be, however, guaranteed by Newco’s foreign subsidiaries or our unrestricted subsidiaries. The coupon on the New Notes will be 10.500% per annum, payable 50% in cash and 50% by increasing the aggregate principal amount of the outstanding notes or by issuing additional New Notes.

In connection with the Exchange Offer, Milagro is soliciting Consents from holders of the Old Notes to certain proposed amendments, which would eliminate or waive substantially all of the restrictive covenants contained in the Indenture and the Old Notes themselves, release the collateral and guarantees securing the Old Notes, eliminate certain events of default, modify covenants regarding mergers and consolidations, and modify or eliminate certain other provisions contained in the Indenture and the Old Notes. Holders of the Old Notes may not tender their Old Notes in the Exchange Offer without delivering the related Consents and Holders may not deliver Consents in the Consent Solicitation without tendering their Old Notes in the Exchange Offer. Holders may revoke their Consents only by validly withdrawing the previously tendered Old Notes to which such Consents relate. In addition, in connection with the proposed amendments, the guarantees of the Old Notes by the subsidiary guarantors will be released.

The Exchange Offer is conditioned on a minimum principal amount of at least $237.5 million of the outstanding principal amount of the Old Notes being tendered and also on the receipt of the requisite Consents to the proposed amendments with respect to all series of Old Notes. The Exchange Offers are subject to certain other conditions, as more fully described in the Offering Circular. In addition, Milagro has the right to terminate or withdraw the Exchange Offer at any time and for any reason, including if any of the conditions described in the Offering Circular are not satisfied.

Holders of approximately 66.5% of the Old Notes have agreed to tender into the Exchange Offer, subject to certain terms and conditions (the “Participants”).

The Exchange Offer will expire at midnight, New York City time, on June 14, 2013, unless any of them is extended (such time and date, as the same may be extended, the “Expiration Date”).

Tenders in any of the Offers may be withdrawn prior to 5:00 p.m., New York City time, on May 31, 2013 unless extended by the Issuers (such time and date, as the same may be extended, the “Withdrawal Deadline”). Holders may withdraw Old Notes tendered in any of the Offers at any time prior to the Withdrawal Deadline but holders may not withdraw Old Notes tendered in any of the Offers, on or thereafter. A withdrawal of Old Notes tendered in the Exchange Offer will be deemed revocation of the related Consent. In order for a holder to revoke a Consent delivered in connection with the Exchange Offer, such holder must withdraw the related tender of Old Notes.

The complete terms and conditions of the Exchange Offer and consent solicitation are described in the Offering Circular, copies of which may be obtained by eligible holders by contacting D.F. King & Co., Inc., the information agent, at 48 Wall Street, 22nd Floor, New York, New York 10005, (212) 269-5550 (collect) or (800) 290-6427 (toll free), or milagro@dfking.com.

The New Notes will accrue interest from and including the settlement date. Holders who exchange Old Notes for New Notes in the Exchange Offer will receive accrued and unpaid interest to, but not including, the settlement date, in the form of New Notes.

The New Securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

The Exchange Offer is being made only to qualified institutional buyers and accredited investors and to certain non-U.S. investors located outside the United States. The Exchange Offer is made only by, and pursuant to, the terms set forth in the Offering Circular and the information in this press release is qualified by reference to the Offering Circular and the letter of transmittal accompanying the Offering Circular. Subject to applicable law and the consent of the Participants, Milagro may amend, extend or terminate the Exchange Offer.

Documents relating to the Exchange Offer, including the Offering Circular, will only be distributed to holders who complete and return a letter of eligibility confirming that they are within the category of eligible investors for the Exchange Offer.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About Milagro

Milagro Oil & Gas, Inc. is an independent energy company based in Houston, Texas that is engaged in the acquisition, development, exploitation, and production of oil and natural gas. Milagro’s historic geographic focus has been along the onshore Gulf Coast area, primarily in Texas, Louisiana, and Mississippi. Milagro operates a significant portfolio of oil and natural gas producing properties and mineral interests in this region and has expanded its footprint through the acquisition and development of additional producing or prospective properties in North Texas and Western Oklahoma.

This release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, additional risks and uncertainties include: Milagro’s level of indebtedness; covenant restrictions in its debt agreements; its ability to finance planned capital expenditures; the volatility in commodity prices for oil and natural gas; demand for oil and natural gas; future profitability; Milagro’s ability to continue as a going concern; accuracy of reserve estimates; the need to take ceiling test impairments due to lower commodity prices; significant dependence on financing for acquisitions; the ability to replace oil and natural gas reserves; general economic conditions; the ability to control activities on properties that Milagro does not operate; pricing risks; availability of rigs, crews, equipment and oilfield services; Milagro’s ability to hire and retain key members of its senior management and key technical employees; geographic concentration of its assets; expiration of undeveloped leasehold acreage; exploitation, development, drilling and operating risks; the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs; availability of pipeline capacity and other means of transporting oil and natural gas production; reliance on independent experts; Milagro’s ability to integrate acquisitions with existing operations; the sufficiency of its insurance coverage; competition; the possibility that the industry may be subject to future regulatory or legislative actions (including changes to existing tax rules and regulations and changes in environmental regulation); and environmental risks, which may conflict with your interests. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Milagro’s Annual Report on Form 10–K for the year ended December 31, 2012, as well as other reports filed with the Securities and Exchange Commission. Milagro disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.